Exhibit 11.1
Computation of Earnings Per Common Share


(In thousands, except  per share data)
                                                                                 Quarter Ended                 Nine Months Ended
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                                                                             Sept. 27,     Sept. 28,       Sept. 27,     Sept. 28,
                                                                               1998          1997            1998          1997
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
Average number of common shares used in basic calculation                       36,547        38,636          37,627        38,568
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                       16           419              25           441
Shares issuable on assumed conversion of convertible
      preferred securities                                                       7,774         7,774           7,774         5,496
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Average number of common shares used in diluted calculation                     44,337        46,829          45,426        44,505
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Earnings before cumulative effect of change in accounting principle          $  24,438        10,660          69,302        28,152
Cumulative effect of change in accounting principle, net of tax benefit              -             -           1,461             -
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Net earnings                                                                    24,438        10,660          67,841        28,152
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                 1,328         1,361           3,985         2,975
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Net earnings for computation of diluted earnings per common share            $  25,766        12,021          71,826        31,127
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Basic earnings before cumulative effect of change in accounting principle    $    0.67          0.28            1.84          0.73
Cumulative effect of change in accounting principle                                  -             -           (0.04)            -
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Basic earnings per common share                                              $    0.67          0.28            1.80          0.73
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Diluted earnings before cumulative effect of change in accounting principle  $    0.58          0.26            1.61          0.70
Cumulative effect of change in accounting principle                                  -             -           (0.03)            -
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Diluted earnings per common share                                            $    0.58          0.26            1.58          0.70
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